Exhibit 10.3
IOWA TELECOMMUNICATIONS SERVICES, INC.
CHANGE OF CONTROL AGREEMENT
     THIS CHANGE OF CONTROL AGREEMENT (this “Agreement”) is made and entered into this 21st day of September, 2009, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company”) and                                         , an Iowa resident (“Executive”).
WITNESSETH:
     WHEREAS, Executive is a key management employee of the Company or of a subsidiary; and
     WHEREAS, the Board of Directors of the Company (the “Board of Directors”) recognizes that the trend of consolidation in the telecom industry creates the possibility that a Change of Control (as hereinafter defined) of the Company could occur at some time in the future, and that such possibility, and the uncertainty it may cause, may result in the departure or distraction of key management employees of the Company or of a subsidiary to the detriment of the Company; and
     WHEREAS, the Board of Directors has determined that the Company should encourage the continued employment of Executive by the Company or a subsidiary and the continued dedication of Executive to his assigned duties without distraction as a result of the circumstances arising from the possibility of a Change of Control.
     NOW, THEREFORE, in consideration of the mutual promises herein contained, the Company and Executive agree as follows:
     1. Defined Terms. For purposes of this Agreement, the following terms shall have the meanings indicated below:
     “Bonus Plan” shall mean the Company’s annual incentive bonus plan and/or any other formalized plans, if any, in which Executive is eligible to participate providing incentive compensation payable in cash to eligible participants determined on the basis of the Company’s and/or Executive’s performance during the Company’s fiscal year, but shall expressly exclude, without limitation, the Company’s Deferred Compensation Plan, any plan qualified or intended to be qualified under Section 401(a) of the Internal Revenue Code and any plan supplementary thereto, the Company’s 2005 Stock Incentive Plan, and any other plan or arrangement under which stock, stock options, stock appreciation rights, restricted stock or similar options, stock, or rights are issued, any amendment or restatement of, or successor plan to, any of the foregoing plans in effect from time to time, and any executive fringe benefits.
     “Cause” for termination by the Company of Executive’s employment shall mean only:
(i)	a conviction of Executive of, or a guilty or nolo contendere plea by Executive with respect to, any crime punishable as a felony or involving moral turpitude, or any bar against Executive from serving as a director, officer or employee of any publicly-traded company;

(ii)	any act of dishonesty by Executive either involving his employment or which is harmful to the Company or any subsidiary, or to employees of the Company or any subsidiary;

(iii)	any failure of Executive to materially comply with the reasonable policies, regulations and directives of the Company as in effect from time to time;

(iv)	any act or omission on the part of Executive which is clearly and materially harmful to the reputation or business of the Company, including, but not limited to, conduct which is inconsistent with federal and state laws respecting harassment of, or discrimination against, one or more of the Company’s employees;

(v)	any material violation by Executive of the provisions of any confidentiality agreement between the Company and Executive and/or the provisions of Section 5 (Non-Compete) of this Agreement; or

(vi)	any willful failure to perform the duties and responsibilities of Executive’s position, unless occasioned by illness, injury or “Disability.”
     “Change of Control” of the Company shall be deemed to have occurred if, at any time subsequent to the date of this Agreement:
(i)	any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power (with respect to the election of directors) of the Company’s then outstanding securities;

(ii)	individuals who as of the date of the execution of this Agreement constitute the Board of Directors (and any new director whose election to the Board of Directors or nomination for election to the Board of Directors by the Company’s shareholders was approved by a vote of at least two-thirds (2/3) of the members of the Board of Directors then still in office) cease for any reason to constitute a majority of the Board of Directors;

(iii)	the consummation of a merger or consolidation of the Company with or into any other corporation, other than a merger or consolidation which results in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or a parent company of the surviving entity) more than 50% of the combined voting power (with respect to the election of directors) of the securities of the Company or of such surviving entity or parent company thereof outstanding immediately after such merger or consolidation; or

(iv)	the consummation of a plan of complete liquidation of the Company or of an agreement for the sale or disposition by the Company of all or substantially all of the Company’s business or assets.
     “Disability” shall mean Executive’s inability to substantially perform the majority of the duties and responsibilities of Executive’s position for more than one hundred eighty (180) consecutive calendar days at any one time, by reason of physical or mental illness or injury, as determined by an examining physician or mental health professional selected by Executive and reasonably acceptable to the Company. Notwithstanding anything herein to the contrary, such 180-calendar day period shall begin to run from the date such disability is determined to have occurred, regardless of whether Executive has any unused vacation. If Executive is unable to substantially perform the majority of the duties and responsibilities of Executive’s position for less than 180 days and then resumes performance of such duties and responsibilities, and if within one hundred eighty (180) calendar days of the resumption of such duties Executive is again unable to substantially perform the majority of the duties and responsibilities of Executive’s position by reason of physical or mental illness or injury for a period of more than thirty (30) consecutive calendar days, then such subsequent disability period shall be deemed to be a continuation of the immediately preceding disability period.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Good Reason” for termination by Executive of Executive’s employment following a Change of Control shall mean the occurrence, without Executive’s express written consent, of any one of the following:
(i)	the failure by the Company to pay to Executive any portion of Executive’s current compensation, or any reduction in Executive’s annual base salary or in the bonus for which Executive is eligible under the Bonus Plan, as in effect immediately prior to the Change of Control;

(ii)	any action that materially diminishes Executive’s position, authority, duties or responsibilities from those in effect immediately prior to the Change of Control, other than any change in Executive’s authority, duties or responsibilities made in the ordinary course of business prior to the events described in clause (ii) or (iii) of the definition of “Severance in connection with a Change of Control”;

(iii)	any requirement that Executive regularly render his services at a location other than one that is within forty-five (45) miles of Newton, Iowa, other than necessary business travel occasioned by the performance of Executive’s duties consistent with such duties immediately prior to the Change of Control; provided, however, that Executive may refuse to render his services from such other location and need not actually render his services from such other location in order to invoke the protection of this paragraph (iii), it being sufficient that the Company has required Executive to perform his services from such other location; or

(iv)	any material reduction in the aggregate value of the Company’s non-stock related benefit plans provided to Executive from those provided immediately prior to the Change of Control.
Any of the foregoing reasons may be waived by Executive. If Executive consents in writing to such foregoing circumstance or if Executive does not resign for Good Reason within three (3) months after the later of the date Executive acquires actual knowledge of the occurrence of any of the foregoing reasons or the effective date of the change giving rise to Good Reason (e.g. in the case of paragraph (ii), the effective date of a diminishment in responsibilities, or in the case of paragraph (iii), the date as of which Executive is required to actually begin performing his services from another location), then such Good Reason, but only as to such specific event, shall be deemed waived.

     “Section 409A” shall mean Section 409A of the Internal Revenue Code and any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.
     “Severance” shall mean Executive’s “separation from service” (within the meaning of Section 409A) by reason of resignation for “Good Reason” or discharge from employment by the Company for any reason other than “Cause,” “Disability” or death. Executive’s Severance shall be deemed to be “in connection with a Change of Control” only if such occurs (i) upon or after a Change of Control and prior to the second anniversary of a Change of Control, (ii) after the Company enters into an agreement for a transaction, the consummation of which would result in a Change of Control, and before termination or expiration of such agreement, or (iii) after a third party announces a tender or exchange offer or proxy contest that, if completed, would result in a Change of Control and before expiration or termination of such offer or contest.
     “Target Bonus” shall mean with respect to any Company fiscal year, the amount of cash compensation that would be payable to Executive under the Bonus Plan for such year, computed assuming that the level of performance with respect to a performance goal identified in accordance with the terms of the Bonus Plan as the “target” level of performance has been achieved. If the amount of compensation depends on the achievement of multiple performance goals, the achievement of each target level of performance with respect to each goal shall be assumed.
     2. Term of Agreement. Except as otherwise provided herein, this Agreement shall commence on the date executed by the parties and shall continue in effect until December 31, 2014; provided, however, that if a Change of Control of the Company shall occur during the term of this Agreement, this Agreement shall continue in effect beyond the date of such Change of Control. If, prior to the earlier of December 31, 2014 or a Change of Control, Executive’s employment with the Company terminates, other than a Severance in connection with a Change of Control, for any reason or no reason, or if Executive no longer serves as an executive of the Company, other than a Severance in connection with a Change of Control, this Agreement (other than Sections 5 and 6 hereof) shall immediately terminate, and Executive shall not be entitled to any of the compensation and benefits described in this Agreement. Any rights and obligations accruing before the termination or expiration of this Agreement shall survive to the extent necessary to enforce such rights and obligations.
     3. Change of Control Severance.
          (a) In the event of Executive’s Severance in connection with a Change of Control during the Term, in consideration of Executive’s obligations under Section 5 (Non-Compete), the Company shall provide to Executive:
(1)	all salary and other compensation earned by Executive through the date of Severance at the rate in effect immediately prior to such Termination;

(2)	reimbursement of all reasonable, ordinary and necessary travel, entertainment and other business related expenses incurred by Executive (in accordance with the policies and procedures established by the Company from time to time) in the performance of Executive’s duties and responsibilities; provided, however, that Executive shall properly account for such expenses in accordance with federal, state and local tax requirements and the Company’s policies and procedures; and provided, further, that in the case of taxable reimbursements or in-kind benefits that are subject to Section 409A: such reimbursements or in-kind benefits shall be pursuant to an objectively determinable nondiscretionary definition of expenses eligible for reimbursement or the in-kind benefits to be provided; the amount of such expenses that are eligible for reimbursement, or in-kind benefits provided, during Executive’s taxable year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; the reimbursement must be paid to Executive promptly following Executive’s submission of the expense report, but no later than the last day of Executive’s taxable year following the taxable year in which the expense was incurred; and the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit;
(3)	any earned, accrued and unpaid bonus under the Bonus Plan for a prior completed fiscal year;

(4)	a bonus under the Bonus Plan for the year in which such Severance occurs based on actual results for the year, but prorated based on days of employment during the year;

(5)	all other amounts that Executive is entitled to receive under any compensation plan (including but not limited to vacation policy ) maintained by the Company, subject to any distribution requirements contained therein;

(6)	a cash severance payment equal to (___) times the sum of Executive’s base salary in effect immediately prior to such Change of Control plus the amount of Target Bonus with respect to the year in which such Change of Control occurred;

(7)	if Executive’s Severance in connection with a Change of Control occurs after the expiration of twelve (12) months but prior to the expiration of twenty-four (24) months following said Change of Control, a cash payment equal to the fair market value of all shares of restricted stock (or other property or rights into which such restricted stock has been converted) issued to Executive prior to such Severance that, as of the moment just prior to Executive’s Severance, have neither vested to Executive nor been forfeited pursuant to the terms of the 2005 Stock Incentive Plan or the restricted stock agreement pertaining to said shares;

(8)	group health plan (including vision and dental if offered by the Company to its active executive officers) coverage for Executive, his spouse, and dependents until the earlier of (i) (___) months after the date of such Severance, or (ii) the date Executive obtains coverage under a subsequent employer’s group health plan; and

(9)	the title to the Company vehicle provided by the Company for Executive’s personal use and in use by Executive immediately prior to a Change of Control.

The payments described in Section 3(a), subsections (1) through (7) and (9), shall be made as soon as practicable following Executive’s Severance.
          (b) All cash amounts that are not to be paid within sixty (60) days after Executive’s Severance under Subsection (a) shall within sixty (60) days after Executive’s Severance be placed in escrow pursuant to an escrow agreement among the Company, Executive and an independent escrow agent selected by mutual agreement of the Company and Executive, which agreement will provide for an unconditional release of funds from escrow to pay Executive when required by this Agreement, subject to Subsection 3(e) below, and which funds may not be otherwise released from escrow, except that the funds will be subject to the claims of the Company’s general creditors under federal and state law in the event the Company is unable to pay its debts as they become due or the Company is subject to a pending proceeding as a debtor under the United States Bankruptcy Code.
          (c) The Company shall provide the group health plan coverage pursuant to Subsection (a) to Executive on the same terms and conditions and at the same cost as it provides coverage to similarly situated active executive officers of the Company. If Executive dies during the period that he is entitled to coverage hereunder, his spouse and minor dependents shall be permitted to continue coverage on the same basis as if Executive had survived.
          (d) Notwithstanding anything contained in this Agreement to the contrary, if Executive is a “specified employee,” as determined under the Company’s policy for determining specified employees on the date of Severance, all payments, benefits or reimbursements paid or provided under this Agreement that constitute a “deferral of compensation” within the meaning of Section 409A, that are provided as a result of a “separation from service” within the meaning of Section 409A and that would otherwise be paid or provided during the first six months following such date of Severance shall be accumulated through and paid or provided (together with interest at the applicable Federal short-term rate, compounded semi-annually, in effect under Section 1274(d) of the Internal Revenue Code as of the date of Severance) within 30 calendar days after the first business day following the six month anniversary of such date of Severance (or, if Executive dies during such six-month period, within 10 calendar days after Executive’s death). It is intended that the payments and benefits provided under this Agreement shall either be exempt from the application of, or comply with, the requirements of Section 409A. This Agreement shall be construed, administered, and governed in a manner that effects such intent, and the Corporation shall not take any action that would be inconsistent with such intent. Without limiting the foregoing, the payments and benefits provided under this Agreement may not be deferred, accelerated, extended, paid out or modified in a manner that would result in the imposition of an additional tax under Section 409A upon Executive. Although the Company shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A, the tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company, its subsidiaries nor their respective directors, officers, employees or advisors shall be held liable for any taxes, interest, penalties or other monetary amounts owed by Executive or other taxpayer as a result of the Agreement.
          (e) All payments made to Executive under this Section 3 shall be reduced by amounts (i) required to be withheld in accordance with federal, state and local laws and regulations in effect at the time of payment, or (ii) owed to the Company by Executive for any amounts advanced, loaned or misappropriated.
     4. IRC Section 280G Cutback. Notwithstanding any other provision of this Agreement, if any payments or benefits in the nature of compensation pursuant to this Agreement or otherwise would in the aggregate result in Executive receiving a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code, then such payment or benefits shall be cut back to the minimum extent necessary to avoid an excise tax under Section 4999 of the Internal Revenue Code, but if and only if applying such cutback would result in Executive retaining a larger after-tax amount. In determining the extent to which such cutback is necessary, an appropriate portion of the Severance shall be treated as reasonable compensation for Executive’s obligations pursuant to Section 5. The determination of such portion shall be by mutual agreement of the Company and Executive, or if requested by Executive, the determination will be made by a valuator mutually acceptable to the Company and Executive whose fees and expenses shall be paid by the Company. If any payments or benefits are to be cut back, the payments and benefits to be paid latest in time shall be cut back first, and in the event that payments and benefits to be cut back are to be paid at the same time, non-cash payments and benefits shall be cut back before cash payments.
     5. Non-Compete.
          (a) Executive agrees that during the term of this Agreement so long as he remains employed with the Company and, if Executive’s employment with the Company is terminated during the term of this Agreement for any reason, for a period of twenty-four months after such termination of Executive’s employment, Executive will not, directly or indirectly:
(i)	engage in any manner or capacity (e.g., as an advisor, principal, agent, partner, officer, director, stockholder, employee, member of any association or otherwise) in the business of providing local exchange telecommunications services, long distance or Internet access in the State of Iowa or any local telephone exchange area in which the Company provides local exchange services;

(ii)	in any way interfere or attempt to interfere with the Company’s relationships with any of the Company’s then-current customers with the Company with whom Executive has had material contact within the last year, suppliers, vendors or investors; or

(iii)	employ or attempt to employ any of the Company’s employees, or the employees of any enterprise managed or owned by the Company, on behalf of any other entity competing with the Company;
          (b) If it is determined by a final non-appealable judgment of a court of law or equity that Executive has breached this Section 5, the Company shall be relieved of further severance payments to Executive pursuant to Section 3, and Executive shall repay to the Company all severance payments previously received pursuant to Section 3.
          (c) Executive will, prior to accepting employment with any new employer, inform that employer of this Agreement and provide that employer with a copy of this Section 5 if Section 5 remains in effect pursuant to the terms of this Agreement as of the first day of Executive’s employment with the new employer.
     6. Enforcement of Non-Compete Covenant. The parties acknowledge that the Company will suffer irreparable harm if Executive breaches Section 5 of this Agreement, either during or after the Term. Accordingly, the Company shall be entitled to any right or remedy it may have, under this Agreement or otherwise, at law or equity, including but not limited to an injunction, enjoining or restraining Executive from any violation of Section 5 of this Agreement, without any requirement that the Company post a bond or other security. However, such right of equitable relief shall not be construed to be in lieu of any other rights, including, but not limited to, the right to seek a remedy at law for damages plus costs and reasonable attorney fees.

     7. General Provisions.
          (a) The Company hereby represents and warrants to Executive as follows: The execution and delivery of this Agreement and the performance by the Company of the actions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company. This Agreement is a legal, valid and legally binding obligation of the Company enforceable in accordance with its terms. Neither the execution or delivery of this Agreement nor the consummation by the Company of the actions contemplated hereby (i) will violate any provision of the articles of incorporation or bylaws (or other charter documents) of the Company, (ii) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, or (iii) will violate or conflict with or constitute a default (or an event of which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the assets or properties of the Company under, any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which the Company is a party or by which the Company or any of its properties or assets may be bound or affected.
          (b) No amount or benefit shall be payable under this Agreement unless there shall have occurred a Severance in connection with a Change of Control during the term of this Agreement. In no event shall payments in accordance with this Agreement be made in respect of more than one Severance in connection with a Change of Control.
          (c) This Agreement shall not be construed as creating an express or implied contract of employment and, except as otherwise agreed in writing between Executive and the Company, Executive shall not have any right to be retained in the employ of the Company or of a subsidiary. Executive’s right, following the occurrence of a Change of Control, to terminate his employment under this Agreement for Good Reason shall not be affected by Executive’s Disability or incapacity.
     8. Indemnification. The Company shall procure and maintain in force during the Term of this Agreement Director and Officer liability insurance in such amount or amounts as the Company may determine, which insurance shall include coverage of the office of Vice President. The Company shall indemnify Executive to the maximum extent authorized by the provisions of the Iowa Business Corporation Act. In the event that the Company and Executive enter into a separate agreement relating to indemnification, during the period of time that such agreement remains in effect the provisions of this Section shall be superseded thereby to the extent such agreement gives Executive greater rights; provided, however there shall be no obligation of the Company to enter into such separate indemnification agreement.
     9. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and (i) hand delivered, (ii) sent by registered or certified mail, return receipt requested, or (iii) sent by overnight courier requiring signature for delivery to the Company or Executive, as appropriate, at the following addresses:

If to the Company:	General Counsel
Iowa Telecommunications Services, Inc.
403 W. Fourth Street North
Newton, IA 50208

If to Executive:	To the last address the Company has on file for Executive

The parties shall notify each other in writing of any changes in the notification addresses at the time such changes occur.
     10. Assignment. This Agreement shall inure to the benefit of and be binding upon the Company, and the Company’s legal successors. Executive shall not have any right to assign or delegate his obligations under this Agreement; provided, however, that in the event of Executive’s death, any amounts owed to Executive hereunder shall be paid to his estate, except for those rights pursuant to Section 8 which extend, and shall be provided, to his spouse and dependents.
     11. Modification. This Agreement shall not be changed, modified or amended in any respect except by a written instrument signed by both parties.
     12. Entire Agreement. All prior discussions, negotiations and employment agreements between the Company and Executive regarding the payment of severance to Executive in connection with Change of Control, whether written or oral, are hereby terminated and superseded in their entirety by this Agreement. In addition, if and to the extent Section 5 (Non-Compete) is inconsistent with any provision contained in any other prior agreement between Executive and Company, the provisions of Section 5 shall control.
     13. Choice of Law. This Agreement shall be governed by the applicable laws of the State of Iowa.
     14. Savings Clause. Any provision of this Agreement which is held by any court having jurisdiction of the parties and this subject matter to be unlawful shall be modified and made lawful by such court to the extent permitted by law, and in accordance with the decisions of Iowa courts.
     15. Action by Board of Directors. Any action required by the Company’s Board of Directors under this Agreement may be taken by the affirmative vote of a majority of the members of the Board, or of a duly authorized committee having authority over the matter in question, present at a meeting thereof, not counting Executive; provided that termination for “Cause” pursuant to Section 6(a) shall require the approval of two-thirds of the members of the Board of Directors present at a meeting thereof, not counting Executive.
     16. Legal Fees. In the event of any dispute between Executive and the Company following a Change of Control of the Company, the Company shall reimburse Executive for attorneys’ fees and expenses reasonably incurred by Executive in such dispute within thirty (30) days after Executive remits invoices for such fees and expenses; provided, however, Executive shall be required to reimburse the Company, within thirty (30) days following such determination, for the fees and expenses attributable to those issues upon which Executive is judicially determined not to have prevailed upon the merits.
     17. Withholding Taxes. The Company shall be entitled to deduct from all payments or benefits provided for under this Agreement any federal, state or local income and employment-related taxes required by law to be withheld with respect to such payments or benefits.
     18. Release. Notwithstanding anything contained herein to the contrary, the Company shall only be obligated to pay or provide any benefits under Section 3 if: (i) within the 50-day period after the date of Severance, Executive first executes a release substantially in the form attached hereto as Exhibit A; and (ii) Executive does not revoke the release during the seven-day revocation period prescribed by the Age Discrimination in Employment Act of 1967, as amended, or any similar revocation period, if applicable. Within twenty-five days (25) after the date of Severance giving rise to an obligation to make payments or provide benefits under Section 3, the Company shall deliver to Executive such form of release.

     19. Captions. The headings or captions set forth in this Agreement are for convenience only and shall not affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, this Change of Control Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.
By:

Its:

EXHIBIT A
WAIVER AND RELEASE AGREEMENT
(Pursuant to Section 18 of Change of Control Agreement)
     THIS WAIVER AND RELEASE AGREEMENT (this “Agreement”) is made and entered into this ___day of                     , 20___, by and between IOWA TELECOMMUNICATIONS SERVICES, INC., an Iowa corporation (the “Company” or “Iowa Telecommunications”) and                                         , an Iowa resident (“Executive”).
     WHEREAS, the parties have entered into a Change of Control Agreement dated                      ___, 2009 (the “CIC Agreement”); and
     WHEREAS, Executive’s employment has been or will be terminated at the close of business on                                         ; and
     WHEREAS, Executive is required to sign this Waiver and Release in order to receive the payment of certain severance benefits under the CIC Agreement following termination of employment.
     NOW, THEREFORE, in consideration of the mutual promises contained in this Agreement, it is agreed as follows:
     1. Release of Claims. Specifically in consideration of the payments to be made and the benefits to be received by Executive pursuant to Section 3 of the CIC Agreement (the “Severance Benefits”) certain of which Executive acknowledges are in addition to payments and benefits to which Executive would be entitled absent the CIC Agreement (except as otherwise provided in the Employment Agreement), by signing this Agreement Executive, for himself and anyone who has or obtains legal rights or claims through Executive, agree to the following:
     (a) Executive, for himself, his heirs, representatives, agents, successors and assigns hereby releases and forever discharges Iowa Telecommunications from any and all manner of past, present, or future claims, demands, actions, causes of action, administrative claims, liability, damages, claims for punitive or liquidated damages, claims for attorney’s fees, costs and disbursements, any individual or class action claims, or demands of any kind whatsoever, including but not limited to any claims for salary, vacation, PTO, severance, incentive compensation, deferred compensation, benefits, bonus, expenses, notice pay, commission, or any claims for other compensation, any claims for fraud, misrepresentation, fraudulent inducement, promissory estoppel, any claims under the CIC Agreement, breach of covenant of good faith and fair dealing, implied contract, defamation, any other claims arising by statute, in tort or contract, any federal or state constitutional claims, any claims for discrimination based on sex, race, color, creed, religion, age, national origin, sexual orientation, gender identity, disability, veteran’s status, or any other protected class status, any claims for unlawful sexual or other harassment, retaliation or reprisal, any claims arising under Title VII of the Civil Rights Act, 42 U.S.C. § 2000e et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Employee Retirement Income Security Act (ERISA), 29 U.S.C. §1001, et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601, et seq., the Sarbanes-Oxley Act, 15 U.S.C. § 7201 et seq., the Iowa Civil Rights Act, any other claims under any Iowa law, or any other claims arising under any federal, any state or local statute, law or regulation, or any claims in any manner relating to his employment, association with or separation from the Company, arising in law or equity, whether known, suspected or unknown, and however originating or existing, from the beginning of time to the date of the signing of this Agreement.
     (b) Executive agrees to and hereby does release and discharge the Company not only from any and all claims that Executive could make on his own behalf, but also those that may or could be brought by any other person, entity or organization on his behalf or for his benefit, and Executive specifically waives any right to become, and agrees not to become, a member of any class in any proceeding or case in which a claim or claims against the Company arises, in whole or in part, from any event which occurred from the beginning of time to the date of this Agreement.
     (c) Executive does not, by signing this Agreement, release or waive (i) any rights or claims that may arise after it is signed; (ii) any vested interest Executive may have in any 401(k) by virtue of his employment with the Company; (iii) any state unemployment compensation to which Executive may be entitled; (iv) any rights of indemnification under Section 8 of CIC Agreement according to the terms of such section or any other rights to indemnification Executive may have pursuant to the Company’s Articles of Incorporation or bylaws or any separate indemnification agreement (if any); (v) any rights under any directors and officers liability insurance policy which provides for coverage for the Executive, including, without limitation, the Directors and Officers liability insurance described in Section 8 of the CIC Agreement; (vi) any rights the Executive has under Sections 3 or 17 of the CIC Agreement; or (vii) the right to file a charge of discrimination with a governmental agency, including the Equal Employment Opportunity Commission, although Executive agrees that Executive will not be entitled to recover any award of money, compensation, attorneys’ fees or damages, whatsoever, if Executive file a charge of discrimination or other claim or if Executive has a charge or other claim filed on his behalf.
     (d) Iowa Telecommunications and the Company, as used in this Section 1 and Section 2 below, shall mean the Iowa Telecommunications Services, Inc., and any parent, subsidiary, division, affiliated and related entities, and in both their individual and corporate or official capacities, its and their present and former officers, directors, shareholders, trustees, employees, agents, attorneys, insurers, representatives and consultants, and the current and former trustees or administrators of any pension or other benefit plan applicable to the employees or former employees of the Company, and the predecessors, successors and assigns of all of the above.
     2. Non-Admission. It is expressly understood that this Agreement does not constitute, nor shall it be construed as, an admission by the Company or Executive of any liability or unlawful conduct whatsoever. The Company and Executive specifically deny any liability or unlawful conduct.
     3. Notification of Rights under the Federal Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.). Executive is hereby notified of his right to rescind the release of claims in regard to claims arising under the Federal Age Discrimination in Employment Act, 29 U.S.C. § 621, et seq., within seven (7) calendar days of his signing of this Agreement. The rescission must be in writing and delivered or mailed to: General Counsel, Iowa Telecommunications Services, Inc., 403 W. Fourth Street North, Newton, IA 50208. If delivered by mail, the rescission must be post-marked within the required period, properly addressed to the individual noted above at the above address, and sent by certified mail, return receipt requested. It is further understood that, if Executive rescinds the release of claims in accordance with this Section, Executive will not be entitled to the separation pay set forth in clauses (3), (4), (6) and (7) of Subsection 3(a) of the CIC Agreement, and Executive must immediately reimburse the Company for any such payments if they have already been made to Executive or on his behalf. This Agreement will be effective upon the expiration of the 7-day period noted in this Section if not rescinded by the Executive within such 7-day period.
     4. Notice of Right to Consult Attorney and Twenty-One (21) Calendar Day Consideration Period. By signing this Agreement, Executive acknowledges and agrees that the Company has informed Executive by this Agreement that (i) Executive has the right to consult with an attorney of his choice prior to signing this Agreement, and (ii) Executive is entitled to twenty-one (21) calendar days from the receipt of this Agreement to consider whether the terms are acceptable to Executive. The Company encourages Executive to use the full 21-day period to consider this Agreement but Executive has the right, if he chooses, to sign this Agreement prior to the expiration of the twenty-one (21) day period.
     5. Return of Property. Executive acknowledges, by his signature to this Agreement, that Executive has returned to the Company all corporate documents, records, files, credit cards, computer disks

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and tapes, computer access cards, codes and keys, file access codes and keys, building and office access cards, codes and keys, materials, equipment and other property of the Company which is in Executive’s possession (and any copies thereof).
     6. Nondisparagement. Executive agrees that Executive will not make any disparaging or negative remarks, whether oral or in writing, regarding the Company, its officers, directors or employees. The Company agrees that it will not make any disparaging or negative remarks, whether oral or in writing, regarding Executive.
     7. Communications with Prospective Employers. The Company and Executive agree that all inquiries from prospective employers should be directed to                                                             , at the Company, and Mr./Ms. ___will inform the individual inquiring that it is the policy of the Company to confirm only dates of employment and position last held of former employees.
     8. Noncompetition Obligations. Executive understands and agrees that his obligations under Section 5, and the corresponding provisions of Sections 6, and 9-19 of the CIC Agreement remain in full force according to their terms, and survive the termination of his employment.
     9. Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company.
     10. Entire Agreement. This Agreement states the entire agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior negotiations, agreements, and understandings, if any, with respect to the subject matter hereof. No modification, release, discharge, or waiver, of any provision of this Agreement shall be of any force or effect unless made in writing and signed by the parties hereto, and specifically identified as a modification, release, or discharge, of this Agreement. If any term, clause, or provision of this Agreement shall for any reason be adjudged invalid, unenforceable, or void, the same shall not impair or invalidate any of the other provisions of this Agreement, all of which shall be performed in accordance with their respective terms.
     Executive acknowledges that Executive has not relied on any representations or statements, whether oral or written, other than the express statements of this Agreement, in signing this Agreement.
     11. Acknowledgment of Reading and Understanding. By signing this Agreement, Executive acknowledges that he has read this Agreement, including the release of claims contained in Section 1, and understands that the release of claims is a full and final release of all claims Executive may have against the Company and the other entities and individuals covered by the release. By signing, Executive also acknowledges and agrees that he has entered into this Agreement knowingly and voluntarily.
IN WITNESS WHEREOF, this Waiver and Release Agreement has been executed by the parties effective as of the day and year first above written.

IOWA TELECOMMUNICATIONS SERVICES, INC.
By:

Its:

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